Exhibit (h)(48)

AMENDMENT

TO THE

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amendment”) to the Transfer Agency and Service Agreement, dated May 1, 2001, as amended (the “Agreement”) is made as of September 30, 2024 (the “Amendment Effective Date”), by and between Artisan Partners Funds, Inc. (the “Funds”), and SS&C GIDS, Inc., as successor in interest to DST Asset Manager Solutions, Inc. (the “Transfer Agent”), In accordance with Section 15.1 of the Agreement, this Amendment amends and modifies certain terms and conditions of the Agreement (as defined below). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained the sufficiency of which is acknowledged by the parties, the parties hereto agree as follows:

1.	Section 12 - Termination of Agreement. The first sentence of Section 12.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement will extend through September 30, 2029 (the “Extension Term”).”

2.	Section 9 - Standard of Care. Section 9 of the Agreement is hereby amended by adding the following sentence at the end of the section:

“Notwithstanding anything in this Agreement to the contrary, the maximum aggregate amount of cumulative liability of Transfer Agent for losses arising out of the subject matter of, or in any way related to, this Agreement during the Term hereof, shall not exceed the fees (but excluding any expenses) paid by the Fund to Transfer Agent for the most recent twenty-four (24) months immediately preceding the date of the event giving rise to the loss.”

3.	Schedule 3.1 – Fees. Schedule 3.1 of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule 3.1, effective October 1, 2024.

4.

All references in the Agreement to “DST Asset Manager Solutions, Inc.” and “DST” shall be changed to “SS&C GIDS, Inc.” and “SS&C,” respectively. All other terms and conditions of the Agreement shall remain the same.

5.

This Amendment may be executed in one or more counterparts (including facsimile and .pdf counterparts), each of which are deemed an original and all of which, when taken together and delivered shall constitute one and the same instrument.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ARTISAN PARTNERS FUNDS, INC.		SS&C GIDS, INC.
By:		By:
Name:	Shannon Jagodinski	Name:	Nicholas Wright
Title:	Chief Financial Officer	Title:	Authorized Representative